BROWN ADVISORY FUNDS
FIRST AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of May 2, 2015, to the Fund Administration Servicing Agreement dated as of May 2, 2012, (the “Agreement”), is entered into by and between BROWN ADVISORY FUNDS, a Massachusetts business trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Section 11.  Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

11.  Term of Agreement; Amendment

This Agreement shall become effective as of May 2,, 2015 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees.

Section 12. Early Termination is hereby superseded and replaced in its entirety with the following:

12.  Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three (3) year term, the Trust agrees to pay the following fees:

a.	all fees associated with converting services to successor service provider;
b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.	all out-of-pocket costs associated with a. and b. above

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BROWN ADVISORY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ David M. Churchill	By: /s/ Michael R. McVoy

Name: David M. Churchill	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit B to the Fund Administration Servicing Agreement – Brown Advisory Funds

June Services 2015 through May Services, 2018

Fees on Complex Assets, includes PFO, Secretary Responsibilities

Fund Administration, Fund Accounting, Transfer Agent Services
Annual Fees for the Brown Advisory Funds Complex

[  ] basis points on the first $[  ] in assets
[ ] basis points on the next $[ ] in assets
[ ] basis points on the next $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on all assets over $[ ]

Subject to annual minimums of $[  ] per fund for all funds with [  ] share classes and $[  ] per fund for all funds with less than [  ] share classes.  The total minimum fee amount is applied in aggregate to the entire fund complex.

Chief Compliance Officer Support Fee (Fund Complex)
$[  ] /year Transfer Agent
$[  ] /year Fund Accounting
$[  ] /year Fund Administration

Fund Administration

Services Included in Annual Fee per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	Annual Legal Update
▪	See Agreement for more details

Services Not Included in Annual Fee per Fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$[ ] per security per month for fund administrative data

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g. subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

Amended Exhibit B to the Fund Administration Servicing Agreement – Brown Advisory Funds

June Services 2015 through May Services, 2018

Additional Legal Administration Services
▪	Subsequent new fund launch – $[ ] per project
▪	Subsequent new share class launch – $[ ] per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services
▪	Base fee – $[ ] per fund per year
▪	Setup – $[ ] per fund group

Section 18 Compliance Testing
▪	$[ ] set up fee per fund complex
▪	$[ ] per fund per month

Section 15(c) Reporting
▪	$[ ]

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal
▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee per Trust
▪	[ ] - [ ] users - $[ ]
▪	[ ] - [ ] users - $[ ]
▪	[ ] - [ ] users - $[ ]
▪	[ ] - [ ] users - $[ ]